                                                                    Exhibit 99.1

For Information:  Scott Lamb
Telephone:  (713) 332-4751                                     February 26, 2004

                 KAISER ALUMINUM REACHES AGREEMENT TO SELL MEAD,
           WASHINGTON, SMELTER; BUYER TO FOCUS ON POSSIBLE RESTART OF
                                ANODE OPERATION

         HOUSTON, Texas, February 26, 2004 - As part of an ongoing cooperative effort with the United Steelworkers of America (USWA) to identify and implement a viable and mutually beneficial plan for the future of Kaiser Aluminum's curtailed aluminum smelter in Mead, Washington, the company today said it has reached an agreement to sell the facility and certain related technology to an affiliate of Columbia Ventures Corporation, CVB Northwest LLC, for cash proceeds of approximately $4 million and other related consideration regarding certain site-related liabilities.

         Columbia Ventures Corporation (CVC), based in Vancouver, Washington, is an entrepreneurial firm with investments in aluminum manufacturing and telecommunications. "We believe there could be long-term opportunities for the
Mead smelter that we hope will provide a number of jobs and substantial economic benefit for the community," said Kenneth D. Peterson, Chief Executive Officer of
CVC. "Although there may be other potential opportunities at Mead, our intent is to focus on determining if we can reasonably restart the anode baking operation and sell those anodes to other affiliates of CVC and/or third parties. We will be discussing this with the USWA and hope to provide employment opportunities as part of this effort. Initially, we may also maintain an ability to operate at least two potlines - or about 50,000 metric tonnes of capacity - as swing capacity if and when we see a favorable combination of aluminum and power prices."

         David Foster, USWA District Director, said, "CVC knows the region and the industry, and we look forward to working in partnership with this firm to bring near-term jobs and the potential for more with the possibility of a potline restart under the right business conditions. We also appreciate the effort expended by Kaiser to work with the USWA to find such a positive future for Mead."

         Kaiser President and Chief Executive Officer Jack A. Hockema said,
"Over the past year, we have engaged in a cooperative effort with the USWA and industry consultants to examine numerous options that might enable Mead to operate. We believe the transaction with CVC is the optimal solution to preserve
Mead's ability to provide jobs and economic benefit for the local community. At the same time, the transaction will help Kaiser continue the momentum toward our stated goal of emerging from Chapter 11 in mid 2004."

         Hockema said, "We value the deep roots that Kaiser has - and will continue to have - in Washington. In particular, our continuing operations at the Trentwood rolling mill and the Richland drawn tube facilities are unaffected by this announcement. Together, Trentwood and Richland have more than 500 active employees and are key suppliers in their respective business segments."

         The transaction is subject to various approvals, including by Kaiser's
Board of Directors and by the United States Bankruptcy Court for the District of
Delaware, where Kaiser expects to file a related motion as soon as practical.
Kaiser expects to request final approval for the transaction at the regularly scheduled Court hearing on April 26, 2004 and, assuming the requisite approvals and other conditions are met, would expect the transaction to close during the second quarter of 2004.

         Under the agreement with CVC, Kaiser would retain ownership and responsibility for a closed site adjacent to the facility that was used historically for the storage of spent potliners. Through a cooperative agreement with the Washington State Department of Ecology, the Company completed substantial work in 2001 to further safeguard the closed site and surrounding properties. The company continues in active and cooperative discussions with the
Washington State Department of Ecology and the U.S. Environmental Protection
Agency to ensure the long-term success of this project.

         The Mead, Washington, smelter began operating in 1942 and has an annual rated capacity of 200,000 metric tonnes in its current configuration. It has been curtailed since January 2001 and has fewer than 20 active employees, most of whom will be eligible for employment with CVC.

         Kaiser Aluminum (OTCBB:KLUCQ) is a leading producer of fabricated aluminum products, alumina, and primary aluminum.

                                      F-978

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.
Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approval of the sale by the United States Bankruptcy Court for the District of Delaware as well as the satisfaction of the other conditions contained in the definitive documentation providing for the sale. As a result, no assurance can be given as to whether or when the sale will occur.